| Filed in the Office of | Business Number C7725-1999 |
|---|---|
| FVAguilar | Filing Number 20244383890 |
| Secretary of State State Of Nevada | Filed On 10/4/2024 3:00:00 PM |
| | Number of Pages 1 |

**FRANCISCO V. AGUILAR**
**Secretary of State**
**401 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

# Certificate of Change Pursuant to NRS 78.209

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

**INSTRUCTIONS:**

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

| | |
|---|---|
| **1. Entity Information:** | Name of entity as on file with the Nevada Secretary of State: AgEagle Aerial Systems Inc.<br>Entity or Nevada Business Identification Number (NVID): NV19991218416 |
| **2. Current Authorized Shares:** | The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:<br>Common Stock, $0.001 par value, 250,000,000 shares; Preferred Stock, $0.001 par value, 25,000,000 shares |
| **3. Authorized Shares After Change:** | The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:<br>Common Stock, $0.001 par value, 5,000,000 shares; Preferred Stock, $0.001 par value, 25,000,000 shares |
| **4. Issuance:** | The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:<br>Outstanding Common Stock decreased from 39,720,458 to approximately 850,409 shares (subject to rounding of fractional shares). No other changes. |
| **5. Provisions:** | The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:<br>No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares of the Company's common stock not evenly divisible by 50, will, in lieu of a fractional share, be entitled the number of shares rounded up to the nearest whole share. |
| **6. Provisions:** | The required approval of the stockholders has been obtained. |
| **7. Effective date and time:** (Optional) | Date: 10/14/2024 Time: 5:00 p.m. ET<br>(must not be later than 90 days after the certificate is filed) |
| **8. Signature:** (Required) | X DocuSigned by: Mark DiSiena 6612167BB4B7446<br>Signature of Officer — Title: CFO — Date: 10/04/2024 |

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.